News Release

For Immediate Release	For Further Information, Contact:
February 27, 2007	George Lancaster, Hines 713/966-7676 George_lancaster@hines.com

HINES REIT ACQUIRES FIRST INTERNATIONAL ASSET,
ATRIUM ON BAY IN DOWNTOWN TORONTO

(TORONTO, CANADA) – Hines, the international real estate firm, announced today that Hines Real Estate Investment Trust, Inc. (Hines REIT) has acquired its first international property, Atrium on Bay, an approximate 1.1 million-square-foot mixed-use complex in Toronto’s Downtown North submarket. It was acquired from a joint venture between Brookfield Properties and The Ellman Companies. The complex contains three office towers, a two-story retail mall and a two-story parking garage.

Located on Bay and Dundas Streets, the property is situated directly above one of Toronto’s busiest subway stations and is adjacent to Toronto’s largest mall, a 23,000-student university and a seven-hospital campus.

The three office towers contain approximately 913,000 square feet and are eight, 13 and 14 stories, respectively. The retail mall contains approximately 142,000 square feet. Atrium on Bay was developed in the early 1980s, was renovated in 1999 and 2000, and is currently 86 percent leased. The Canadian Imperial Bank of Commerce occupies roughly 34 percent of the total rentable area, with an array of prestigious tenants occupying the balance.

Hines will manage the property and oversee leasing on behalf of Hines REIT.

“Atrium on Bay marks a significant milestone for Hines REIT,” said Charles Hazen, president of Hines REIT. “As our first international acquisition, it is representative of the existence and availability of stable, core properties in established markets outside of the United States. This is a fantastic addition to the portfolio and allows us to participate in the potential upside of an improving market and location.”

“Hines REIT has the unique advantage of Hines’ international presence and deep market knowledge in pursuing investment opportunities,” said Avi Tesciuba, a Hines senior project manager. “Hines was active in Canada as early as 1976, and the major markets have become very attractive in recent years for both investment and development activity. We feel well positioned to capitalize on opportunities as they arise.”

Hines REIT is a Houston-based public real estate investment trust sponsored by Hines. Hines REIT commenced operations in November 2004 and primarily invests in institutional-quality office properties located in the United States. Including this acquisition, Hines REIT currently owns interests in 24 office properties located in 18 cities throughout the United States and Canada. For additional information about Hines REIT, please see www.hinesreit.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing or disposition services for over 50 years. With offices in 64 U.S. cities and 15 foreign countries, and controlled assets valued at approximately $13.5 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information on Hines.

Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations, projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks associated with property acquisitions, changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, dependence on Hines and other risks described in the “Risk Factors” section of Hines REIT’s Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission.